ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-158385 Dated December 8, 2010

HSBC USA Inc. Yield Optimization Notes with Contingent Protection
$  Notes linked to the Class B common stock of CBS Corporation due on or about June 22, 2011
$  Notes linked to the common stock of Monsanto Company due on or about June 22, 2011
$  Notes linked to the common stock of The Hartford Financial Services Group, Inc. due on or about June 22, 2011
$  Notes linked to the common stock of Alcoa, Inc. due on or about June 22, 2011
$  Notes linked to the common stock of Weatherford International Ltd. due on or about June 22, 2011

Investment Description

Yield Optimization Notes with Contingent Protection (the “Notes”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the performance of the stock of a specific company described herein (the “Underlying Stock”). The Notes pay a coupon (specified below), paid monthly, and provide either a return of principal or shares of the Underlying Stock at maturity. The coupon is designed to compensate you for the risk that you may receive a share of the Underlying Stock at maturity for each Note held that is worth less than your principal.  Investors will receive 100% of their initial investment if the Final Price of the Underlying Stock on the Final Valuation Date is greater than or equal to the Trigger Price.  If the Final Price of the Underlying Stock on the Final Valuation Date is below the Trigger Price, at maturity, per Note, you will receive one share of the Underlying Stock (subject to adjustments in the case of certain events described in the accompanying product supplement).  Each Note will have a principal amount (the “Principal Amount”) equal to the Closing Price of a share of the Underlying Stock on the Trade Date. HSBC will make monthly coupon payments (the “Coupon Payments”) during the term of the Notes regardless of the performance of the Underlying Stock.  Investing in the Notes involves significant risks. You may lose some or all of your investment and will not participate in any appreciation in the value of the Underlying Stock from the Trade Date through the Final Valuation Date. The contingent protection feature applies only if the Notes are held to maturity. Any payment on the Notes, including any contingent protection feature, is subject to the creditworthiness of HSBC.

Features

❑	Income: Regardless of the performance of the Underlying Stock, HSBC will pay you coupons designed to compensate you for the possibility that you could lose some or all of your principal.

❑
Tactical Investment Opportunity:  If you believe the Underlying Stock will trend sideways over the term of the Notes — moving neither positively, by more than the coupon paid on the Notes, nor negatively, by more than the amount of contingent protection — the Note may provide improved performance compared to a direct investment in the Underlying Stock.

❑
Contingent Protection Feature: If you hold the Notes to maturity and the Underlying Stock does not close below the Trigger Price on the Final Valuation Date, you will receive 100% of your principal, subject to the creditworthiness of HSBC USA Inc., and you will not participate in any appreciation in the value of the Underlying Stock. If you hold the Notes to maturity and the Underlying Stock closes below the Trigger Price on the Final Valuation Date, you will receive one share of the Underlying Stock for each of your Notes, which will likely be worth less than your principal and may have no value at all.

Key Dates[1]

Trade Date	December 16, 2010
Settlement Date	December 22, 2010
Final Valuation Date[2]	June 16, 2011
Maturity Date[2]	June 22, 2011

[1] Expected.  In the event that HSBC makes any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same.

2 Subject to postponement in the event of a Market Disruption Event, as described in the accompanying product supplement.

Note Offerings

These terms relate to five separate Notes HSBC is offering.  Each of the five Notes is linked to the common stock of a different company, and each of the five Notes has a different coupon rate, Initial Price and Trigger Price.  The coupon rate, Initial Price and Trigger Price for each Note will be set on the Trade Date.  The performance of each Note will not depend on the performance of any other Note.

Underlying Stocks	Coupon Per Annum*	Initial Price of a share of the Underlying Stock**	Trigger Price**	CUSIP	ISIN
CBS Corporation — Class B	8.25% to 10.75% (equivalent to 4.125% to 5.375% over the term of the Notes)		$80.00% of the Initial Price	40432R344	US40432R3443
Monsanto Company	8.75% to 11.25% (equivalent to 4.375% to 5.625% over the term of the Notes)		$80.00% of the Initial Price	40432R336	US40432R3369
The Hartford Financial Services Group, Inc.	9.50% to 12.00% (equivalent to 4.750% to 6.000% over the term of the Notes)		$80.00% of the Initial Price	40432R328	US40432R3286
Alcoa, Inc.	7.50% to 10.00% (equivalent to 3.750% to 5.000% over the term of the Notes)		$80.00% of the Initial Price	40432R310	US40432R3104
Weatherford International Ltd.	7.50% to 10.00% (equivalent to 3.750% to 5.000% over the term of the Notes)		$75.00% of the Initial Price	40432R294	US40432R2940

* Paid monthly in arrears as described under “Coupon Payments” and “Coupon Payment Dates” below and will be determined on the Trade Date.
**To be determined on the Trade Date.

UBS Financial Services Inc.	HSBC USA Inc.

See “Additional Information about HSBC USA Inc. and the Notes” on page 2 of this free writing prospectus. The Notes offered will have the terms specified in the accompanying prospectus dated April 2, 2009, the accompanying prospectus supplement dated April 9, 2009, the accompanying product supplement dated April 9, 2009 and the terms set forth herein. See “Key Risks” on page 6 of this free writing prospectus and the more detailed “Risk Factors” beginning on page PS-3 of the accompanying product supplement and S-3 of the accompanying prospectus supplement for risks related to the Notes.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement, product supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Notes will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the notes from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus for the distribution arrangement.

	Price to Public		Underwriting Discount		Proceeds to Us
	Total	Per Security	Total	Per Security	Total	Per Security
CBS Corporation — Class B		100%		1.00%		99.00%

Monsanto Company		100%		1.00%		99.00%

The Hartford Financial Services Group, Inc.		100%		1.00%		99.00%

Alcoa, Inc.		100%		1.00%		99.00%

Weatherford International Ltd.		100%		1.00%		99.00%

Additional Information about HSBC USA Inc. and the Notes

This free writing prospectus relates to five separate Note offerings, each linked to one of the Underlying Stocks identified on the cover page.  Each Underlying Stock described in this free writing prospectus is a reference asset as defined in the prospectus supplement, and the Notes being offered hereby are “Notes” for purposes of the prospectus supplement. As a purchaser of a Note, you will acquire an investment instrument linked to the Underlying Stock.  Although each Note offering relates to one of the Underlying Stocks identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to any of the Underlying Stocks, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the product supplement dated April 9, 2009.  You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 of this free writing prospectus and in “Risk Factors” beginning on page PS-3 of the product supplement and S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities.  HSBC urges you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the SEC for the offerings to which this free writing prospectus relates.  Before you invest, you should read the prospectus, prospectus supplement and product supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC’s web site at www.sec.gov as follows:

♦  Product supplement dated April 9, 2009: http://www.sec.gov/Archives/edgar/data/83246/000114420409019790/v145830_424b2.htm
♦  Prospectus supplement dated April 9, 2009: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm
♦  Prospectus dated April 2, 2009: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

As used herein, references to “HSBC” or “Issuer” are to HSBC USA Inc. References to the “product supplement” mean the product supplement dated April 9, 2009, references to the “prospectus supplement” mean the prospectus supplement dated April 9, 2009 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 2, 2009.

All references to “Reverse Convertible Notes” in the accompanying product supplement shall refer to these Yield Optimization Notes with Contingent Protection.  All references to “reference asset” in the accompanying product supplement shall refer to the Underlying Stock as defined herein.  All references to “issue date” in the accompanying product supplement shall refer to the Settlement Date as defined herein.  If the terms of the Notes set forth herein are inconsistent with those described in the accompanying product supplement, the terms set forth herein will supersede.

Indicative Terms

Issuer	HSBC USA Inc. (A1/AA-/AA)[1] (“HSBC”)
Principal Amount	Equal to the respective Initial Price (as defined below) of each Underlying Stock.
Term	6 months
Trade Date	December 16, 2010
Settlement Date	December 22, 2010
Final Valuation Date	June 16, 2011, subject to adjustment in the event of a Market Disruption Event.
Maturity Date	June 22, 2011, subject to adjustment in the event of a Market Disruption Event.
Underlying Stocks	CBS Corporation — Class B (Ticker: CBS) Monsanto Company (Ticker: MON) The Hartford Financial Services Group, Inc. (Ticker: HIG) Alcoa, Inc. (Ticker: AA) Weatherford International Ltd. (Ticker: WFT)
Coupon Payments[2]
Coupon paid monthly in arrears on the Coupon Payment Dates in 6 equal installments based on the coupon per annum, regardless of the performance of the Underlying Stock.  Each such installment will equal the relevant Principal Amount times the relevant coupon per annum divided by twelve. Payment will be made to the person in whose name the Notes are registered at the close of business on the regular record date before each such Coupon Payment Date.
The coupon rate per annum for Notes linked to the Class B common stock of CBS Corporation is expected to be between 8.25% and 10.75% (equivalent to 4.125% to 5.375% over the term of the Notes) of the Principal Amount of those Notes, the coupon rate per annum for Notes linked to the common stock of Monsanto Company is expected to be between 8.75% and 11.25% (equivalent to 4.375% to 5.625% over the term of the Notes) of the Principal Amount of those Notes, the coupon rate per annum for Notes linked to the common stock of The Hartford Financial Services Group, Inc. is expected to be between 9.50% and 12.00% (equivalent to 4.750% to 6.000% over the term of the Notes) of the Principal Amount of those Notes, the coupon rate per annum for Notes linked to the common stock of Alcoa, Inc. is expected to be between 7.50% and 10.00% (equivalent to 3.750% to 5.000% over the term of the Notes) of the Principal Amount of those Notes and the coupon rate per annum for Notes linked to the common stock of Weatherford International Ltd. is expected to be between 7.50% and 10.00% (equivalent to 3.750% to 5.000% over the term of the Notes) of the Principal Amount of those Notes. The actual coupon rates for each Note will be determined on the Trade Date.

Equal Installments
For Notes linked to the Class B common stock of CBS Corporation: 0.6875% to 0.8958% of the Principal Amount, for Notes linked to the common stock of Monsanto Company:  0.7292% to 0.9375% of the Principal Amount, for Notes linked to the common stock of The Hartford Financial Services Group, Inc.: 0.7917% to 1.0000% of the Principal Amount, for Notes linked to the common stock of Alcoa, Inc.:  0.6250% to 0.8333% of the Principal Amount and for Notes linked to the common stock of Weatherford International Ltd.:  0.6250% to 0.8333% of the Principal Amount (in each case, to be determined on the Trade Date).

Payment at Maturity[2] (per Note)
If the Final Price of the Underlying Stock is greater than or equal to the Trigger Price, the Notes will pay a cash payment on the Maturity Date (in addition to any Coupon Payment) equal to 100% of the Principal Amount.
If the Final Price is below the Trigger Price, you will receive one share of the Underlying Stock for each Note you then hold (subject to adjustments in the case of certain corporate events as described in the accompanying product supplement).
The Notes are not fully principal protected. The Underlying Stock you may receive at maturity will likely be worth less than your principal and may have no value at all.

Initial Price	The Closing Price of one share of the relevant Underlying Stock on the Trade Date.
Final Price	The Closing Price of one share of the relevant Underlying Stock on the Final Valuation Date.
Trigger Price
For the Notes linked to the Class B common stock of CBS Corporation, 80.00% of the relevant Initial Price.
For the Notes linked to the common stock of Monsanto Company, 80.00% of the relevant Initial Price.
For the Notes linked to the common stock of The Hartford Financial Services Group, Inc., 80.00% of the relevant Initial Price.
For the Notes linked to the common stock of Alcoa, Inc., 80.00% of the relevant Initial Price.
For the Notes linked to the common stock of Weatherford International Ltd., 75.00% of the relevant Initial Price.

Closing Price	On any scheduled trading day, the last reported sale price of the Underlying Stock on the relevant exchange as determined by the Calculation Agent.
Calculation Agent	HSBC USA Inc.
Deposit and Put Premium
As described in the prospectus supplement under “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,“ (i) for purposes of dividing the 8.25% to 10.75% per annum coupon rate (to be determined on Trade Date) on the Notes linked to the Class B common stock of CBS Corporation among interest on the Deposit and Put Premium, ●% constitutes interest on the Deposit and ●% constitutes Put Premium, (ii) for purposes of dividing the 8.75% to 11.25% per annum coupon rate (to be determined on Trade Date) on the Notes linked to the common stock of Monsanto Company among interest on the Deposit and Put Premium, ●% constitutes interest on the Deposit and ●% constitutes Put Premium, (iii) for purposes of dividing the 9.50% to 12.00% per annum coupon rate (to be determined on Trade Date) on the Notes linked to the common stock of The Hartford Financial Services Group, Inc. among interest on the Deposit and Put Premium, ●% constitutes interest on the Deposit and ●% constitutes Put Premium, (iv) for purposes of dividing the 7.50% to 10.00% per annum coupon rate (to be determined on Trade Date) on the Notes linked to the common stock of Alcoa, Inc. among interest on the Deposit and Put Premium, ●% constitutes interest on the Deposit and ●% constitutes Put Premium, and (v) for purposes of dividing the 7.50% to 10.00% per annum coupon rate (to be determined on Trade Date) on the Notes linked to the common stock of Weatherford International Ltd. among interest on the Deposit and Put Premium, ●% constitutes interest on the Deposit and ●% constitutes Put Premium.

Determining Payment at Maturity

Your Notes are not fully principal protected. If the Final Price is less than the Trigger Price, you will receive one share of the Underlying Stock for each Note you own.  In that case, the shares you receive will likely be worth significantly less than your original investment amount and may have no value at all.

1 HSBC USA Inc. is rated A1 by Moody’s Investors Service, Inc., AA- by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and AA by Fitch Ratings.  A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold Notes, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The Notes themselves have not been independently rated.  Each rating should be evaluated independently of any other rating. However, because the return on the Notes is dependent upon factors in addition to HSBC’s ability to pay its obligations under the Notes, such as the Closing Price, an improvement in HSBC’s credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Notes.
2 The Coupon Payments and the Payment at Maturity, including the contingent protection, are provided by HSBC USA Inc. and, therefore, are dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

Coupon Payment Dates[3]
Coupons will be paid monthly in arrears in 6 equal installments, beginning in January 2011 and ending June 2011.  The Coupon Payment Dates are expected to be January 24, 2011, February 22, 2011, March 22, 2011, April 22, 2011, May 23, 2011 and June 22, 2011 (the Maturity Date).

Trustee
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as Trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent	HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Investor Suitability

The Notes may be suitable for you if:
♦    You are willing to receive shares of the Underlying Stock at maturity that may be worth less than your Principal Amount or may have no value at all; meaning you may lose some or all of your principal.
♦    You believe the price of the Underlying Stock is not likely to appreciate by more than the sum of the Coupon Payments made on the applicable Notes.
♦    You are willing to forgo any participation in the appreciation in the price of the Underlying Stock.
♦    You believe the Final Price of the Underlying Stock is not likely to be less than the Trigger Price on the Final Valuation Date.
♦    You are willing to make an investment that will be exposed to the downside performance of the Underlying Stock, in the event that the Final Price is less than the Trigger Price on the Final Valuation Date.
♦    You are willing to accept the risk of fluctuations in the market price of the Underlying Stock.
♦    You are willing to invest in the Notes based on the relevant anticipated coupon range (the actual coupon rate per annum paid over the 6 month term will be determined on the Trade Date).
♦    You are willing to forgo dividends or other distributions paid on shares of the relevant Underlying Stock in exchange for (i) the relevant Coupon Payments and (ii) contingent protection if the relevant Underlying Stock depreciates but is not below the Trigger Level on the Final Valuation Date.
♦    You are willing to hold the Notes to maturity, a term of 6 months, and accept that there may be no secondary market for the Notes.
♦    You are comfortable with the creditworthiness of HSBC USA Inc., as Issuer of the Notes.

The Notes may not be suitable for you if:
♦    You seek an investment that is fully principal protected.
♦    You are not willing to receive shares of the Underlying Stock at maturity.
♦    You believe the market price of the Underlying Stock is likely to appreciate by more than the sum of the Coupon Payments made on the Notes by the Final Valuation Date.
♦    You seek an investment that allows you to participate in the appreciation in the price of the Underlying Stock.
♦    You believe the Final Price of the Underlying Stock will be less than the Trigger Price.
♦    You are not willing to accept the risks of owning equities in general and the Underlying Stock in particular.
♦    You prefer lower risk and, therefore, accept the potentially lower returns of conventional debt securities with comparable maturities and credit ratings that bear interest at a prevailing market rate.
♦    You prefer to receive dividends or other distributions paid on shares of the relevant Underlying Stock.
♦    You are unable or unwilling to hold the Notes to maturity.
♦    You seek an investment for which there will be an active secondary market.
♦    You are not willing or are unable to assume the credit risk associated with HSBC USA Inc., as Issuer of the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 6 of this free writing prospectus for risks related to an investment in the Notes.

3 Subject to postponement as described under “Business Day” and “Maturity Date and Final Valuation Date” in the accompanying product supplement.

What are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain.  Some of these tax consequences are summarized below, but HSBC urges you to read the more detailed discussion in the ‘‘Certain U.S. Federal Income Tax Considerations’’ section on page S-39 of the accompanying prospectus supplement.  The following discussion supplements the discussion in the ‘‘Certain U.S. Federal Income Tax Considerations’’ section on page S-39 of the accompanying prospectus supplement.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, HSBC’s counsel in this transaction is Sidley Austin llp.

The U.S. federal income tax consequences of your investment in the Notes are complex and uncertain.  By purchasing a Note, you and HSBC hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument (the “Deposit”) and a put option contract (the “Put Option”) in respect of the Underlying Stock, and the balance of this summary assumes that the Notes will be so treated.  The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Deposit component — Because the Notes have a term less than one year, the Deposit will be treated as a “short-term debt instrument” and amounts treated as interest on the Deposit would be treated as original issue discount or acquisition discount (as more fully described under “Certain U.S. Federal Income Tax Considerations –  U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes – Short-Term Debt Instruments” in the accompanying prospectus supplement) for U.S. federal income tax purposes.

Put Option component — The Put Option component would generally not be taxed until sale or maturity.  At maturity, the Put Option component either would be taxed as a short-term capital gain if the principal is repaid in cash or would reduce the basis of any Underlying Stock you receive (or are deemed to receive if the cash equivalent is paid).

With respect to Coupon Payments you receive, you agree to treat such payments as consisting of interest on the Deposit and a payment with respect to the Put Option as follows:

Underlying Stock	Coupon per Annum (to be determined on the Trade Date)	Interest on Deposit Component per Annum	Put Option Component per Annum
Class B common stock of CBS Corporation	8.25% to 10.75%	%	%
Common stock of Monsanto Company	8.75% to 11.25%	%	%
Common stock of The Hartford Financial Services Group, Inc.	9.50% to 12.00%	%	%
Common stock of Alcoa, Inc.	7.50% to 10.00%	%	%
Common stock of Weatherford International Ltd.	7.50% to 10.00%	%	%

Upon a sale or exchange of your Notes prior to maturity, you would be required to apportion the value of the amount you receive between the Deposit and the Put Option on the basis of the relative fair market values thereof on the date of such sale or exchange.  Except to the extent such gain or loss is attributable to accrued and unpaid interest with respect to the Deposit, any gain or loss recognized with respect to the Deposit would be capital gain or loss (and such gain or loss would be short-term capital gain or loss) and any gain or loss recognized with respect to the Put Option would be treated as short-term capital gain or loss, as more fully described in the “Certain U.S. Federal Income Tax Considerations” section on page S-39 of the accompanying prospectus supplement.

In the opinion of HSBC’s counsel, Sidley Austin LLP, it would be reasonable to treat your Notes as described above.  However, in light of the uncertainty as to the U.S. federal income tax treatment, it is possible that your Notes could be taxed pursuant to some other characterization. Thus, the timing and character of your income from the Notes could differ materially from the treatment described above.  Because of this uncertainty, HSBC urges you to consult your tax advisor as to the tax consequences of your investment in the Notes.  Please read the discussion in the ‘‘Certain U.S. Federal Income Tax Considerations’’ section on page S-39 of the accompanying prospectus supplement for a more detailed description of the tax treatment of your Notes.

HSBC will not attempt to ascertain whether the issuer of the applicable Underlying Stock would be treated as either a United States real property holding corporation (“USRPHC”) or a passive foreign investment company (“PFIC”), both as defined for U.S. federal income tax purposes. If the issuer of the applicable Underlying Stock were treated as either a USRPHC or PFIC, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuers of the Underlying Stocks and consult your tax advisor regarding the possible consequences to you if the issuer of an Underlying Stock is or becomes a USRPHC or PFIC.

In addition, the Internal Revenue Service has released a Notice that may affect the taxation of holders of the Notes.  According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes.  In addition, in 2007, legislation was proposed in Congress that would have required the holders of certain prepaid forward contracts to accrue income during the term of the transaction.  It is not clear whether the Notice applies to instruments such as the Notes.  Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes.  Except to the extent otherwise required by law, HSBC intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and in the ‘‘Certain U.S. Federal Income Tax Considerations’’ section on page S-39 of the accompanying prospectus supplement unless and until such time as some other treatment is more appropriate.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Notes, please see the discussion in the ‘‘Certain U.S. Federal Income Tax Considerations’’ section on page S-39 of the accompanying prospectus supplement and consult your tax advisor.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but HSBC urges you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying prospectus supplement and product supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

♦
Risk of Loss of Contingent Protection — Your principal will be protected only if the Final Price of the Underlying Stock is not below the Trigger Price on the Final Valuation Date and the Notes are held to maturity. If the Final Price of the Underlying Stock is below the Trigger Price on the Final Valuation Date, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the Underlying Stock. Greater expected volatility with respect to the Underlying Stock reflects a higher expectation as of the Trade Date that the Underlying Stock could close below the Trigger Price on the Final Valuation Date. This greater expected risk will generally be reflected in higher Coupon Payments payable on the Notes. The Underlying Stock’s volatility, however, can change significantly over the term of the Notes. The price of the Underlying Stock could fall sharply, which could result in a significant loss of principal.

♦
The Amount You Receive on the Notes at Maturity Will Exceed Their Stated Principal Amount Plus Coupon Payments Only in a Limited Circumstance — Even though you will be subject to the risk of a decline in the price of the Underlying Stock, you will generally not participate in any appreciation in the price of the Underlying Stock. Your return on the Notes at maturity will only exceed the Coupon Payments payable on the Notes in the unlikely event in which (1) the Final Price of a share of the Underlying Stock is less than the Trigger Price on the Final Valuation Date (and, therefore, you receive a share of the Underlying Stock instead of cash at maturity) and (2) the market price of a share of the Underlying Stock at maturity has appreciated and is greater than the Initial Price.  At a minimum, this circumstance would require the price of CBS Corporation — Class B, Monsanto Company, The Hartford Financial Services Group, Inc. and Alcoa, Inc. stock to appreciate by at least 25.00%, and the price of Weatherford International Ltd. stock to appreciate by at least 33.33% from the Final Valuation Date to the Maturity Date (a period of approximately four business days), depending on the price of the Underlying Stock on the Final Valuation Date, which is unlikely to happen.

♦
Contingent Protection Applies Only If You Hold the Notes to Maturity — The Contingent Protection feature is only available if you hold the Notes to maturity.  If you sell your Notes in the secondary market prior to maturity, you may have to sell your Notes at a discount and your initial investment will not be protected.

♦
The Notes are Subject to the Credit Risk of the Issuer — The Notes are senior unsecured debt obligations of HSBC and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any contingent principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the contingent principal protection or any other amounts owed to you under the terms of the Notes.

♦
Single Stock Risk — The price of the Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.  For additional information about the Underlying Stocks and their issuers, please see “Information about the Underlying Stocks”, “CBS Corporation”, “Monsanto Company”, “The Hartford Financial Services Group, Inc.”, “Alcoa, Inc.” and “Weatherford International Ltd.” in this free writing prospectus and the issuer’s SEC filings referred to in those sections.

♦
No Assurances of a Flat or Bullish Environment — If you hold your Notes to maturity and the Final Price of the Underlying Stock is above the Trigger Price, you will receive 100% of your initial investment subject to the creditworthiness of HSBC.  HSBC cannot, however, assure you of the economic environment during the term or at maturity of your Notes.

♦
The Notes Lack Liquidity — The Notes will not be listed on any securities exchange or quotation system. One of HSBC’s affiliates may offer to purchase the Notes in the secondary market but is not required to do so and may cease any such market making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which one of HSBC’s affiliates is willing to buy the Notes and you may, therefore, have to sell your Notes at a significant discount.  You should, therefore, be willing to hold the Notes to maturity.

♦
Impact of Fees on Secondary Market Prices — Generally, the price of the Notes in the secondary market is likely to be lower than the initial offering price since the issue price includes, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

♦
Owning the Notes is Not the Same as Owning the Underlying Stock — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying Stock.  As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying Stock would have.  Furthermore, the Underlying Stock may appreciate substantially during the term of your Notes and you will not participate in such appreciation except in the unlikely circumstances where the Final Price of the Underlying Stock is below the Trigger Price on the Final Valuation Date and the market price of the Underlying Stock on the Maturity Date is greater than the Initial Price.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS or Their Respective Affiliates — HSBC USA Inc., UBS Financial Services Inc., and their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Notes; and which may be revised at any time.  Any such research, opinions or recommendations could affect the price of the Underlying Stock, and therefore, the market value of the Notes.

♦	Potential Issuer Impact on Price — Trading or transactions by HSBC or its affiliates in the Underlying Stock or in futures, options,

exchange-traded funds or other derivative products on the Underlying Stock, may adversely affect the market value of the Underlying Stock, and, therefore, the market value of your Notes.

♦
Potential Conflict of Interest — HSBC and its affiliates may engage in business with the issuer of the Underlying Stock, which may present a conflict between the obligations of HSBC and you, as a holder of the Notes.  HSBC, as the Calculation Agent, will determine the Payment at Maturity based on the Final Price.  The Calculation Agent can postpone the determination of the Final Price of the Underlying Stock or the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦
Price Prior to Maturity — The market price of the Notes will be influenced by many unpredictable factors including the Closing Price of the Underlying Stock over the term of the Notes, volatilities, dividends, the time remaining to maturity of the Notes, interest rates, geopolitical conditions, economic, political, financial and regulatory or judicial events, and the creditworthiness of HSBC.

♦
The Notes are Not Insured by any Governmental Agency of The United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

♦
There is Limited Anti-Dilution Protection — The Calculation Agent will adjust the Final Price, for certain events affecting the shares of the Underlying Stock, such as stock splits and corporate actions which may affect the Payment at Maturity. The Calculation Agent is not required to make an adjustment for every corporate action which affects the shares of the Underlying Stock. If an event occurs that does not require the Calculation Agent to adjust the amount of the shares of the Underlying Stock, the market price of the Notes and the Payment at Maturity may be materially and adversely affected. See the “Adjustments” section on page PS-11 of the accompanying product supplement.

♦
In Some Circumstances, the Payment You Receive on the Notes May be Based on the Common Stock of Another Company and Not the Underlying Stock — Following certain corporate events relating to the respective issuer of the Underlying Stock where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the respective Underlying Stock issuer or any cash or any other assets distributed to holders of the Underlying Stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “Specific terms of the Notes — Merger Event and Tender Offer” beginning on page PS-10 of the accompanying product supplement.  Regardless of the occurrence of one or more dilution or reorganization events, you should Note that at maturity you will receive an amount in cash equal to your Principal Amount unless the Final Price of the Underlying Stock is below the Trigger Price (as such Trigger Price may be adjusted by the Calculation Agent upon occurrence of one or more such events).

Hypothetical Examples

The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying Stock relative to its Initial Price. HSBC cannot predict the Final Price of the relevant Underlying Stock. You should not take these examples as an indication or assurance of the expected performance of the relevant Underlying Stock.  The numbers appearing in the examples and table below have been rounded for ease of analysis. The following examples and table illustrate the Payment at Maturity per Note on a hypothetical offering of the Notes, based on the following assumptions*:

Term: Hypothetical Initial Price of the Underlying Stock: Hypothetical Trigger Price: Principal Amount:	6 months $100.00 per share $75.00 (75.00% of the hypothetical Initial Price) $100.00 per Note (set equal to the hypothetical Initial Price)
Hypothetical coupon per annum**:	10.00% (0.8333% or $0.83 per month) (equivalent to 5.00% over the term of the Notes)
Hypothetical Dividend yield on the Underlying Stock***:	2.00% over term of Notes

*	The coupon rate for Coupon Payments, the Initial Price, the Principal Amount and the Trigger Price with respect to each offering will be set on the Trade Date.
**	Coupon payment will be paid in arrears in monthly installments on an unadjusted basis during the term of the Note.
***	Hypothetical dividend yield holders of the Underlying Stock might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments made on the Underlying Stock.

Scenario #1: The Final Price of the Underlying Stock is not below the hypothetical Trigger Price of $75.00.
Since the Final Price of the Underlying Stock is not below the hypothetical Trigger Price of $75.00, your principal is protected and you will receive at maturity a cash payment equal to the Principal Amount of the Notes. This investment would outperform an investment in the Underlying Stock if the price appreciation of the Underlying Stock (plus dividends, if any) is less than 5.00%.

If the Closing Price of the Underlying Stock on the Final Valuation Date is $100.00 (no change in the price of the Underlying Stock):
Payment at Maturity: Coupons: Total: Total Return on the Notes:	$ 100.0 $ 5.00 $105.00 5.00%	($0.83 × 6 = $5.00)

In this example, the total return on the Notes is 5.00% while the total return on the Underlying Stock is 2.00% (including dividends).

If the Closing Price of the Underlying Stock on the Final Valuation Date is $130.00 (an increase of 30%):

Payment at Maturity: Coupons: Total: Total Return on the Notes:	$100.00 $ 5.00 $105.00 5.00%	($0.83 × 6 = $5.00)

In this example, the total return on the Notes is 5.00% while the total return on the Underlying Stock is 32.00% (including dividends).

If the Closing Price of the Underlying Stock on the Final Valuation Date is $85.00 (a decline of 15%):
Payment at Maturity: Coupons: Total: Total Return on the Notes:	$100.00 $ 5.00 $105.00 5.00%	($0.83 × 6 = $5.00)

In this example, the total return on the Notes is 5.00% while the total return on the stock is a loss of 13.00% (including dividends).

Scenario #2: The Final Price of the Underlying Stock is below the hypothetical Trigger Price of $75.00.

Since the Final Price of the Underlying Stock is below the hypothetical Trigger Price of $75.00, you will receive at maturity one share of the Underlying Stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the Closing Price of the Underlying Stock on the Maturity Date, and could result in the loss of some or all of your principal.

If the Closing Price of the Underlying Stock on the Maturity Date is $60.00 (a decline of 40%):

Value of share received: Coupons: Total:	$ 60.00 $ 5.00 $ 65.00	($0.83 × 6 = $5.00)
Total Return on the Notes:	35.00%

In this example, the total return on the Notes is a loss of 35.00% while the total return on the Underlying Stock is a loss of 38.00% (including dividends).

Underlying Stock			The Hypothetical Final Price is Greater Than or Equal to the Hypothetical Trigger Price		The Hypothetical Final Price is Less Than the Hypothetical Trigger Price
Hypothetical Final Price(1)	Hypothetical Stock Price Return(2)	Hypothetical Total Return on the Underlying Stock at Maturity(3)	Hypothetical Total Payment at Maturity + Coupon Payments(4)	Hypothetical Total Return on the Notes at Maturity(5)	Hypothetical Total Payment at Maturity + Coupon Payments (6)	Hypothetical Total Return on the Notes at Maturity(5) (7)
$150.00	50.00%	52.00%	$105.00	5.00%	N/A	N/A
$145.00	45.00%	47.00%	$105.00	5.00%	N/A	N/A
$140.00	40.00%	42.00%	$105.00	5.00%	N/A	N/A
$135.00	35.00%	37.00%	$105.00	5.00%	N/A	N/A
$130.00	30.00%	32.00%	$105.00	5.00%	N/A	N/A
$125.00	25.00%	27.00%	$105.00	5.00%	N/A	N/A
$120.00	20.00%	22.00%	$105.00	5.00%	N/A	N/A
$115.00	15.00%	17.00%	$105.00	5.00%	N/A	N/A
$110.00	10.00%	12.00%	$105.00	5.00%	N/A	N/A
$105.00	5.00%	7.00%	$105.00	5.00%	N/A	N/A
$100.00	0.00%	2.00%	$105.00	5.00%	N/A	N/A
$95.00	-5.00%	-3.00%	$105.00	5.00%	N/A	N/A
$90.00	-10.00%	-8.00%	$105.00	5.00%	N/A	N/A
$85.00	-15.00%	-13.00%	$105.00	5.00%	N/A	N/A
$80.00	-20.00%	-18.00%	$105.00	5.00%	N/A	N/A
$75.00	-25.00%	-23.00%	$105.00	5.00%	N/A	N/A
$70.00	-30.00%	-28.00%	N/A	N/A	$75.00	-25.00%
$65.00	-35.00%	-33.00%	N/A	N/A	$70.00	-30.00%
$60.00	-40.00%	-38.00%	N/A	N/A	$65.00	-35.00%
$55.00	-45.00%	-43.00%	N/A	N/A	$60.00	-40.00%
$50.00	-50.00%	-48.00%	N/A	N/A	$55.00	-45.00%

(1)
If the Final Price of the Underlying Stock is not below the Trigger Price on the Final Valuation Date, this number represents the Final Price as of the Final Valuation Date. If the Final Price of the Underlying Stock is below the Trigger Price on the Final Valuation Date, this number represents the Final Price as of the Final Valuation Date and the Maturity Date.

(2)	If the Hypothetical Stock Price Return declines below -50.00%, you may lose up to 100% of your initial investment.
(3)	The total return on the Underlying Stock at maturity includes a hypothetical 2.00% cash dividend payment.
(4)	Payment consists of the Principal Amount plus Coupon Payments of a hypothetical 10.00% per annum (equivalent to 5.00% over the term of the Notes).
(5)	The total return on the Notes at maturity includes Coupon Payments of a hypothetical 10.00% per annum (equivalent to 5.00% over the term of the Notes).
(6)	Payment consists of one share of the Underlying Stock plus Coupon Payments of a hypothetical 10.00% per annum (equivalent to 5.00% over the term of the Notes).
(7)
If the hypothetical Final Price is less than the hypothetical Trigger Price, the total return at maturity will only be positive in the event that the market price of the Underlying Stock on the Maturity Date is substantially greater than the hypothetical Final Price of such Underlying Stock on the Final Valuation Date.  Such an increase in price is not likely to occur.

Information about the Underlying Stocks

Included on the following pages is a brief description of the issuers of each of the Underlying Stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low intraday prices and quarterly closing prices for each of the Underlying Stocks. The information given below is for the four calendar quarters in each of 2005, 2006, 2007, 2008 and 2009. Complete data is provided for the first three calendar quarters of 2010 and partial data is provided for the fourth calendar quarter of 2010. HSBC obtained the intraday and closing prices set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying Stocks as an indication of future performance.

Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the Underlying Stocks with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the Underlying Stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

CBS Corporation

According to publicly available information, CBS Corporation (“CBS”) is a mass media company with operations in the following segments:  entertainment, cable networks, publishing, local broadcasting and outdoor.  Information filed by CBS with the SEC under the Exchange Act can be located by reference to its SEC file number, 1-09553, or its CIK Code, 0000813828.

Historical Information

The following table sets forth the quarterly high and low intraday prices and quarterly closing prices for CBS’s Class B common stock, based on daily intraday prices or quarterly closing prices, as applicable, on the primary exchange for CBS, as reported by Bloomberg. CBS’s Class B common stock Closing Price on December 6, 2010 was $17.63. The actual Initial Price will be the Closing Price of CBS’s Class B common stock on the Trade Date. Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2005	3/31/2005	$28.76	$24.90	$25.70
4/1/2005	6/30/2005	$26.74	$23.57	$23.62
7/1/2005	9/30/2005	$26.29	$23.46	$24.35
10/3/2005	12/30/2005	$25.97	$22.08	$24.05
1/3/2006	3/31/2006	$27.43	$23.85	$23.98
4/3/2006	6/30/2006	$27.24	$24.05	$27.05
7/3/2006	9/29/2006	$29.78	$25.53	$28.17
10/2/2006	12/29/2006	$32.04	$27.67	$31.18
1/3/2007	3/30/2007	$32.27	$28.45	$30.59
4/2/2007	6/29/2007	$34.02	$30.55	$33.32
7/2/2007	9/28/2007	$35.50	$28.76	$31.50
10/1/2007	12/31/2007	$31.68	$25.57	$27.25
1/2/2008	3/31/2008	$27.18	$21.00	$22.08
4/1/2008	6/30/2008	$25.00	$19.25	$19.49
7/1/2008	9/30/2008	$19.40	$14.09	$14.58
10/1/2008	12/31/2008	$14.61	$4.36	$8.19
1/2/2009	3/31/2009	$9.19	$3.06	$3.84
4/1/2009	6/30/2009	$9.15	$3.65	$6.92
7/1/2009	9/30/2009	$13.16	$5.65	$12.05
10/1/2009	12/31/2009	$14.55	$11.29	$14.05
1/3/2010	3/31/2010	$14.94	$12.33	$13.94
4/1/2010	6/30/2010	$16.98	$12.86	$12.93
7/1/2010	9/30/2010	$16.23	$12.27	$15.86
10/1/2010	12/6/2010*	$18.20	$15.69	$17.63

* As of the date of this free writing prospectus available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through December 6, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of CBS’s Class B common stock from December 7, 2000 through December 6, 2010, based on information from Bloomberg. The dotted line represents a hypothetical Trigger Price, equal to 80% of the Class B common stock Closing Price on December 6, 2010. The actual Trigger Price will be based on the Closing Price of CBS’s Class B common stock on the Trade Date. Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Historical Performance of the Class B Common Stock of CBS Corporation

*The actual Trigger Price will be 80% of the Initial Price, which will be determined on the Trade Date.

Source: Bloomberg

Monsanto Company

According to publicly available information, Monsanto Company (“MON”) is a provider of agricultural products for farmers, including seeds, biotechnology trait products and herbicides.  Information filed by MON with the SEC under the Exchange Act can be located by reference to its SEC file number, 1-16167, or its CIK Code, 0001110783.

Historical Information

The following table sets forth the quarterly high and low intraday prices and quarterly closing prices for MON’s common stock, based on daily intraday prices or quarterly closing prices, as applicable, on the primary exchange for MON, as reported by Bloomberg.  MON’s Closing Price on December 6, 2010 was $62.50. The actual Initial Price will be the Closing Price of MON’s common stock on the Trade Date.  Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2005	3/31/2005	$32.50	$25.05	$32.25
4/1/2005	6/30/2005	$34.40	$27.83	$31.44
7/1/2005	9/30/2005	$34.58	$27.80	$31.38
10/3/2005	12/30/2005	$39.93	$28.19	$38.77
1/3/2006	3/31/2006	$44.18	$39.12	$42.38
4/3/2006	6/30/2006	$44.88	$37.92	$42.10
7/3/2006	9/29/2006	$48.45	$40.93	$47.01
10/2/2006	12/29/2006	$53.49	$42.75	$52.53
1/3/2007	3/30/2007	$57.08	$49.10	$54.96
4/2/2007	6/29/2007	$68.81	$54.34	$67.54
7/2/2007	9/28/2007	$86.89	$58.50	$85.74
10/1/2007	12/31/2007	$116.24	$82.51	$111.69
1/2/2008	3/31/2008	$129.28	$90.86	$111.50
4/1/2008	6/30/2008	$145.17	$104.60	$126.44
7/1/2008	9/30/2008	$126.90	$92.74	$98.98
10/1/2008	12/31/2008	$100.69	$63.47	$70.35
1/2/2009	3/31/2009	$87.92	$69.63	$83.10
4/1/2009	6/30/2009	$93.35	$73.57	$74.34
7/1/2009	9/30/2009	$87.27	$70.09	$77.40
10/1/2009	12/31/2009	$84.90	$66.58	$81.75
1/3/2010	3/31/2010	$87.06	$70.05	$71.42
4/1/2010	6/30/2010	$71.98	$45.30	$46.22
7/1/2010	9/30/2010	$62.24	$44.61	$47.93
10/1/2010	12/6/2010*	$64.00	$47.17	$62.50

* As of the date of this free writing prospectus available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through December 6, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of MON’s common stock from December 7, 2000 through December 6, 2010, based on information from Bloomberg. The dotted line represents a hypothetical Trigger Price, equal to 80% of the Closing Price on December 6, 2010. The actual Trigger Price will be based on the Closing Price of MON’s common stock on the Trade Date. Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Historical Performance of the Common Stock of Monsanto Company

*The actual Trigger Price will be 80% of the Initial Price, which will be determined on the Trade Date.

Source: Bloomberg

The Hartford Financial Services Group, Inc.

According to publicly available information, The Hartford Financial Services Group, Inc. (“HIG”) is an insurance and financial services company.  HIG is a provider of investment products, individual life, group life and group disability insurance products, and property and casualty insurance products. Information filed by HIG with the SEC under the Exchange Act can be located by reference to its SEC file number, 1-13958, or its CIK Code, 0000874766.

Historical Information

The following table sets forth the quarterly high and low intraday prices and quarterly closing prices for HIG’s common stock, based on daily intraday prices or quarterly closing prices, as applicable, on the primary exchange for HIG, as reported by Bloomberg.  HIG’s Closing Price on December 6, 2010 was $23.99. The actual Initial Price will be the Closing Price of HIG’s common stock on the Trade Date.  Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2005	3/31/2005	$74.07	$65.98	$68.56
4/1/2005	6/30/2005	$77.52	$65.35	$74.78
7/1/2005	9/30/2005	$82.50	$71.53	$77.17
10/3/2005	12/30/2005	$89.49	$72.57	$85.89
1/3/2006	3/31/2006	$89.12	$79.24	$80.55
4/3/2006	6/30/2006	$93.95	$80.14	$84.60
7/3/2006	9/29/2006	$88.51	$79.55	$86.75
10/2/2006	12/29/2006	$93.75	$83.78	$93.31
1/3/2007	3/30/2007	$97.95	$90.30	$95.58
4/2/2007	6/29/2007	$106.23	$94.89	$98.51
7/2/2007	9/28/2007	$100.54	$83.00	$92.55
10/1/2007	12/31/2007	$99.14	$86.37	$87.19
1/2/2008	3/31/2008	$87.88	$63.98	$75.77
4/1/2008	6/30/2008	$79.88	$64.41	$64.57
7/1/2008	9/30/2008	$68.35	$31.50	$40.99
10/1/2008	12/31/2008	$39.74	$4.16	$16.42
1/2/2009	3/31/2009	$19.91	$3.33	$7.85
4/1/2009	6/30/2009	$18.16	$7.16	$11.87
7/1/2009	9/30/2009	$29.00	$10.00	$26.50
10/1/2009	12/31/2009	$29.59	$22.89	$23.26
1/3/2010	3/31/2010	$29.12	$21.60	$28.42
4/1/2010	6/30/2010	$30.45	$21.85	$22.13
7/1/2010	9/30/2010	$24.27	$18.81	$22.95
10/1/2010	12/6/2010*	$26.78	$22.25	$23.99

* As of the date of this free writing prospectus available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through December 6, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of HIG’s common stock from December 7, 2000 through December 6, 2010, based on information from Bloomberg. The dotted line represents a hypothetical Trigger Price, equal to 80% of the Closing Price on December 6, 2010. The actual Trigger Price will be based on the Closing Price of HIG’s common stock on the Trade Date. Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Historical Performance of the Common Stock of The Hartford Financial Services Group, Inc.

*The actual Trigger Price will be 80% of the Initial Price, which will be determined on the Trade Date.

Source: Bloomberg

Alcoa, Inc.

According to publicly available information, Alcoa Inc. (“AA”) is involved in the production and management of primary aluminum, fabricated aluminum and alumina combined, through participation in technology, mining, refining, smelting, fabricating and recycling.   Information filed by AA with the SEC under the Exchange Act can be located by reference to its SEC file number, 1-3610, or its CIK Code, 0000004281.

Historical Information

The following table sets forth the quarterly high and low intraday prices and quarterly closing prices for AA common stock, based on daily intraday prices or quarterly closing prices, as applicable, on the primary exchange for AA, as reported by Bloomberg.  AA’s Closing Price on December 6, 2010 was $14.24. The actual Initial Price will be the Closing Price of AA’s common stock on the Trade Date.  Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2005	3/31/2005	$32.29	$28.30	$30.39
4/1/2005	6/30/2005	$31.79	$25.92	$26.13
7/1/2005	9/30/2005	$29.98	$23.99	$24.42
10/3/2005	12/30/2005	$29.84	$22.29	$29.57
1/3/2006	3/31/2006	$32.19	$28.39	$30.56
4/3/2006	6/30/2006	$36.96	$28.55	$32.36
7/3/2006	9/29/2006	$34.00	$26.60	$28.04
10/2/2006	12/29/2006	$31.30	$26.39	$30.01
1/3/2007	3/30/2007	$36.05	$28.09	$33.90
4/2/2007	6/29/2007	$42.90	$33.63	$40.53
7/2/2007	9/28/2007	$48.77	$30.25	$39.12
10/1/2007	12/31/2007	$40.70	$33.22	$36.55
1/2/2008	3/31/2008	$39.67	$26.69	$36.06
4/1/2008	6/30/2008	$44.76	$33.65	$35.62
7/1/2008	9/30/2008	$35.66	$21.03	$22.58
10/1/2008	12/31/2008	$22.30	$6.82	$11.26
1/2/2009	3/31/2009	$12.44	$4.98	$7.34
4/1/2009	6/30/2009	$12.38	$7.04	$10.33
7/1/2009	9/30/2009	$14.84	$8.96	$13.12
10/1/2009	12/31/2009	$16.51	$11.89	$16.12
1/3/2010	3/31/2010	$17.60	$12.26	$14.24
4/1/2010	6/30/2010	$15.15	$10.01	$10.06
7/1/2010	9/30/2010	$12.25	$9.81	$12.11
10/1/2010	12/6/2010*	$14.31	$11.81	$14.24

* As of the date of this free writing prospectus available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through December 6, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of AA’s common stock from December 7, 2000 through December 6, 2010, based on information from Bloomberg. The dotted line represents a hypothetical Trigger Price, equal to 80% of the Closing Price on December 6, 2010. The actual Trigger Price will be based on the Closing Price of AA’s common stock on the Trade Date. Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Historical Performance of the Common Stock of Alcoa, Inc.

*The actual Trigger Price will be 80% of the Initial Price, which will be determined on the Trade Date.

Source: Bloomberg

Weatherford International Ltd.

According to publicly available information, Weatherford International Ltd. (“WFT”) is a provider of equipment and services used in the drilling, evaluation, completion, production and intervention of oil and natural gas wells.  Information filed by WFT with the SEC under the Exchange Act can be located by reference to its SEC file number, 1-34258, or its CIK Code, 0001453090.

Historical Information

The following table sets forth the quarterly high and low intraday prices and quarterly closing prices for WFT common stock, based on daily intraday prices or quarterly closing prices, as applicable, on the primary exchange for WFT, as reported by Bloomberg.  WFT’s Closing Price on December 6, 2010 was $21.90. The actual Initial Price will be the Closing Price of WFT’s common stock on the Trade Date.  Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2005	3/31/2005	$15.33	$12.13	$14.49
4/1/2005	6/30/2005	$15.11	$11.91	$14.50
7/1/2005	9/30/2005	$17.84	$14.29	$17.17
10/3/2005	12/30/2005	$18.97	$14.25	$18.10
1/3/2006	3/31/2006	$23.10	$18.25	$22.88
4/3/2006	6/30/2006	$29.37	$22.13	$24.81
7/3/2006	9/29/2006	$25.85	$18.54	$20.86
10/2/2006	12/29/2006	$23.53	$19.13	$20.90
1/3/2007	3/30/2007	$23.45	$18.12	$22.55
4/2/2007	6/29/2007	$29.52	$22.52	$27.62
7/2/2007	9/28/2007	$34.95	$24.32	$33.59
10/1/2007	12/31/2007	$36.11	$28.77	$34.30
1/2/2008	3/31/2008	$36.83	$25.92	$36.24
4/1/2008	6/30/2008	$49.98	$34.97	$49.59
7/1/2008	9/30/2008	$49.76	$22.26	$25.14
10/1/2008	12/31/2008	$24.58	$7.75	$10.82
1/2/2009	3/31/2009	$14.47	$9.08	$11.07
4/1/2009	6/30/2009	$23.74	$10.50	$19.56
7/1/2009	9/30/2009	$23.00	$17.23	$20.73
10/1/2009	12/31/2009	$20.92	$15.43	$17.91
1/3/2010	3/31/2010	$20.84	$14.63	$15.86
4/1/2010	6/30/2010	$18.74	$12.35	$13.14
7/1/2010	9/30/2010	$17.53	$12.69	$17.10
10/1/2010	12/6/2010*	$21.90	$16.70	$21.90

* As of the date of this free writing prospectus available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through December 6, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of WFT’s common stock from December 7, 2000 through December 6, 2010, based on information from Bloomberg. The dotted line represents a hypothetical Trigger Price, equal to 75% of the Closing Price on December 6, 2010. The actual Trigger Price will be based on the Closing Price of WFT’s common stock on the Trade Date. Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Historical Performance of the Weatherford International Ltd.

*The actual Trigger Price will be 75% of the Initial Price, which will be determined on the Trade Date.

Source: Bloomberg

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in “Indicative Terms” in this free writing prospectus and (ii) any accrued but unpaid interest payable based upon the coupon per annum.  In such a case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining whether the Final Price is less than the Trigger Price.  If a Market Disruption Event exists with respect to the Underlying Stock on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled Final Valuation Date).  The accelerated Maturity Date will be the fourth business day following the accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes.  For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC will agree to sell to the Agent, and the Agent will agree to purchase, all of the Notes at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Notes in the secondary market, but is not required to do so.  HSBC or HSBC’s affiliate will enter into swap agreements or related hedge transactions with one of HSBC’s other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

See “Supplemental Plan of Distribution” on page S-52 in the accompanying prospectus supplement.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Settlement Date set forth on the front cover of this free writing prospectus, which is expected to be the fourth business day following the Trade Date of the Notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the Trade Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.